Exhibit 10.2

SEVERANCE AGREEMENT, GENERAL RELEASE AND

CONSULTING AGREEMENT

This Agreement is entered into by and between Charles E. Leonard (hereinafter “Employee” or “Consultant”) and Casella Waste Systems, Inc., and its subsidiaries and affiliates (collectively hereinafter, the “Company”) and arises out of the Employee’s termination from employment effective January 31, 2008 (“Separation Date”).

WHEREAS, the Company and Employee are parties to that certain employment agreement dated as of June 18, 2001 (the “Employment Agreement”), which, among other matters, provided for Severance Payments and Benefits (“Severance Payments”) to be available to Employee should pursuant to Section 4.3.2, the Employee’s employment  be terminated for other than “Cause” as defined in the Employment Agreement; and

WHEREAS, the Company has elected to terminate Employee’s employment for other than Cause, and Company intends to make Severance Payments to Employee, and Employee is desirous of receiving such Severance Payments, and of providing a General Release in consideration therefor.

WHEREAS, the Company is desirous of receiving, and Employee is desirous of providing, consulting services (“Consulting Services”) through the Separation Date up to and including April 30, 2009 (the “Termination Date”).

NOW THEREFOR, in consideration of the foregoing premises, and the mutual conditions, promises and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                       Severance Payments. In accordance with the terms of the Employment Agreement, and to assist the Employee in transitioning to a new position and in exchange for the Employee’s good faith transitional assistance, including, but not limited to, remaining employed by the Company through the Separation Date, and providing Consulting Services thereafter through the Termination Date, and his execution of this Severance Agreement including the waiver and General Release of claims that it contains, the Company shall provide the Employee with the Severance Payments set forth in this Section 1 of this Agreement and Section 4.3.2 of the Employment Agreement.

1.1                                 Severance. In consideration for the waiver and General Release herein contained and for Employee’s employment through the Separation Date, and Consulting Services through the Termination Date, the Company shall pay Employee one and one quarter times (15 months) the highest Base Salary that was paid to the Employee prior to Employee’s Separation Date hereunder. Severance shall be disbursed to Employee in accordance with the payment schedule (bi-weekly) that was in effect immediately prior to the Separation Date, less any Federal and State taxes, or other withholdings for personal benefits, as are due by Employee. The Severance will begin on the Company’s first customary payroll date after the Separation Date.

1.2                                 Acceleration Payment. Further in consideration for the waiver and General Release herein contained, the Company shall also provide Employee with an Acceleration Payment (as defined in the Employment Agreement) equal to cash in the collective amount of any Base Salary due the Employee prior to the Separation Date, any Bonus which Employee may have accrued but is unpaid prior to the Separation Date, and any vacation accrued but unpaid prior to the Separation Date. The Acceleration Payment shall be made within fifteen (15) days after the Separation Date.

1.3                                 Severance Benefits. Also in consideration for the waiver and General Release herein contained, and the Consulting Services and Employment through the Separation Date, the Company shall continue to make available to Employee during and through the Separation Date, and to the extent allowed for pursuant to each benefit plan, the benefits described in Section 3.4 of the Employment Agreement. In particular, effective as of the last to occur of the expiration of the Revocation Period or the Separation Date, Employee shall continue receiving group medical insurance pursuant to the Federal “COBRA” law, 29 U.S.C. § 1161 et seq., all premium costs to be paid by the Company on behalf of the Employee for a fifteen (15) month period. After the fifteen (15) month period, and on a monthly basis for as long as, and to the extent that, the Employee remains eligible for COBRA continuation, the Employee will pay all COBRA premium costs. In any event, the Employee shall consult the COBRA materials to be provided by the Company for details regarding coverage and costs and is responsible for making a timely COBRA election.

1.4                                 Title to Leased Vehicle. In further consideration hereunder, Company shall, prior to the Separation Date, purchase and provide title to Employee for Employee’s current Company leased vehicle (GMC Yukon).

1.5                                 Certainty of Payments. Unless Employee violates a material provision of this Agreement, all cash payments described in this Section 1 shall be committed to Employee, and while some payments may be made as a function of time, all such payments shall be vested in Employee as of the execution of this Agreement.

2. General Release.

2.1                               This Agreement is in full settlement of any and all claims Employee may assert against the Company and its affiliates for any reason.

2.2                               In consideration of the provision of the Severance Payments, which the Employee acknowledges he would not otherwise be entitled to receive, in their entirety, the Employee, on his behalf and on behalf of his heirs and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, insurers, agents and attorneys, past and present (hereinafter collectively “Released Parties”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, attorneys’ fees, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, which the Employee may have against the Released Parties for any reason, including but not limited to any claims arising out of the Employee’s employment by the Company or its affiliates or subsidiaries, the termination thereof, any claims for relief or causes of action under federal, state or local statute, ordinance or regulation dealing in any respect with employment and/or discrimination in employment, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C § 2101 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract, and any claim or damage arising out of the Employee’s employment with or separation from the Company (including all claims for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Employee represents that he has no complaint against the Company that arises under subjects described above in the waiver and General Release or otherwise. Employee agrees that if any court, tribunal or administrative agency of competent jurisdiction assumes or has assumed jurisdiction over any such complaint, Employee will promptly request in writing that the court, tribunal or administrative agency withdraw the matter with prejudice. If any claim, other than for a breach of this Agreement, is brought by Employee under this Agreement or under federal, state or local law, the Company shall be entitled to its attorney’s fees and costs upon prevailing on such claim; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC (except that the Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

2.3                               The Employee expressly acknowledges and recites that he:  (a) entered into this Agreement and General Release knowingly and voluntarily; (b)  has read and understands this Agreement and General Release in its entirety; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement, and General Release before signing it;  and (d) has elected to consult or not consult with an attorney as a matter of Employee’s free exercise of his discretion; and (e) has not been forced to sign this Agreement and Release by any employee or agent of the Company.

2.4                               The Employee expressly acknowledges that the Company has offered the Employee twenty-one (21) days, or until the close of business February 12, 2008 in which to consider this Agreement (the “Consideration Period”). The Employee may execute this Agreement at any time prior to the end of the Consideration Period; and, acknowledges that he was provided with this Agreement on January 23, 2008. For a period of seven (7) days from the date of the execution of this Agreement, the Employee has the right to revoke this Agreement, and for purposes of this Agreement, this period is defined as the “Revocation Period.”  The parties agree that this Agreement shall not become effective or enforceable until the seven (7) day Revocation Period has expired. The executed Agreement shall be effective to commence the Revocation Period, and any notice of revocation of the Agreement shall be effective when hand delivered or when sent by certified mail, return receipt requested, addressed to Gerald Gormley, Vice President of Human Resources, 25 Greens Hill Lane, Rutland, VT  05701. Employee further agrees and acknowledges that the offer by the Company of this Agreement and its terms is extended to the Employee and remains in effect only for the duration of the Consideration Period. Expiration or extinguishment of the foregoing Consideration and Revocation Periods are a precondition to Company’s obligations to provide the Severance Payments set forth in Section 1 thereof.

2.5                               The Employee understands and agrees that by entering into this Agreement and General Release he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

2.6                               The Employee has fully reviewed the terms of this Agreement, acknowledges that he understands the terms of this Agreement and states that he is entering into this Agreement knowingly, voluntarily and, subject to Section 2.1 of this Agreement, in full settlement of all claims that he may have as a result of his employment with or separation of employment from the Company.

2.7                                The Employee agrees that as a condition for payment of the Severance Payments, Employee shall not at any time make any negative, false, disparaging, derogatory, defamatory, or harmful statement in public or in private regarding the Company, its affiliates or subsidiaries, current and former directors, officers, stockholders, employees, agents, attorneys and representatives, or regarding the Company’s business affairs and services, business prospects and financial condition.

2.8                                Employee further agrees that, subject to reasonable compensation by the Company for his time and reimbursement by the Company of reasonable out-of-pocket costs and expenses, Employee will cooperate with the Company and its counsel to the extent reasonable with respect to any matter (including litigation, investigation or governmental proceeding) which relates to matters with which

Employee was involved during the term of employment with the Company. Such cooperation shall include, to the extent reasonable, appearing from time to time at the offices of the Company or the Company’s counsel for conferences and interviews and in general providing the officers of the Company and its counsel with the full benefit of Employee’s knowledge with respect to any such matter. Employee agrees to render such cooperation in a timely fashion and at such times as may be reasonable and mutually agreeable to the parties concerned.

3.                                       Confidential Information. The Employee acknowledges that during the course of his affiliation with the Company, including during the Consulting Period, he has had access to and knowledge of certain information and data which the Company considers confidential and proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere, or use, any Confidential Information (as hereinafter defined), including the existence of or specifics of this Agreement. The Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Employee will return to the Company all Confidential Information (regardless of the medium) in the Employee’s possession or under the Employee’s control and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price lists, customer lists, processes, procedures or standards, including those related to fleet maintenance, route information and techniques, know-how, business and strategic plans, marketing information, concepts or plans, manuals, business strategies, records, drawings, specifications, designs, financial information, personnel information, whether or not reduced to writing and regardless of the medium, or information or data which the Company advises the Employee should be treated as Confidential Information.

4.                                       Covenant Not to Compete or Solicit Customers or Employees.

4.1                                Covenant Not to Compete. The Employee acknowledges that he, at the expense of the Company, has been and will be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company, and will have access to trade secrets of the Company. Therefore, in consideration of such training and relations and to further protect trade secrets, directly or indirectly, of the Company, the Employee agrees that during the term of his employment by the Company, and up to and including through the Termination Date, he will not, directly or indirectly, within a radius of one hundred (100) miles of any Company facility or office, as currently located in the states of Maine, Vermont, New Hampshire, New York and Massachusetts without the express written consent of the Company:

(a)                                  own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located in or doing business in any area within one hundred (100) miles of any facility or offices of the Company during the term of the Employee’s employment,  by the Company which is engaged, directly or indirectly, in (i) the solid waste collection, processing, transferring or disposal business, (ii) the utilization of recyclable materials business or (iii) any other business the Company is engaged in or proposes to engage in on the date this Agreement is terminated, including, without limitation, fuel, energy, or power production businesses using waste as a component thereof (the businesses described in clauses (a)(i), (ii) and (iii) are collectively referred to as the “Competitive Businesses”); provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person;

(b)                                 solicit clients, customers (who are, are proposed to be, or were customers of the Company, or were prospects to be customers of the Company, within the twelve (12) months prior to the Separation Date) or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(c)                                  solicit, employ or in any manner influence or encourage any person who is or shall be in the employ or service of the Company to leave such employ or service.

4.2                                Reasonableness of Restrictions. Employee acknowledges that the covenants in Sections 3 and 4 are reasonable in relation to the Severance Payments by the Company pursuant to Section 1 of this Agreement, the business in which Company is engaged, the position Employee has been afforded with Company, and Employee’s knowledge of Company’s business, and that compliance with such covenants will not prevent Employee from pursuing Employee’s livelihood.

5.                                      Assignment of Inventions. If, during the course of performance of his duties under this Agreement, or within a period of two (2) years thereafter, Employee makes any invention or discovery arising out of or resulting from his employment hereunder, Employee shall furnish Employer with full and complete information on such invention or discovery and shall, upon request of Employer and without further compensation, assign the entire right, title and interest thereto, together with all rights to patents thereon, to Employer; authorize Employer to apply for Letters of Patent for said discovery or invention in any and all countries in its own name or in any name at its election, and Employee shall further, upon the request of Employer and at Employer’s expense, recite and deliver, or procure the execution and delivery of, any and all rightful oaths, applications for patents and other papers and generally do all lawful acts for said Employer, its successors, assigns or legal representatives to obtain and enforce patent protection on said invention in all countries.

6.                                      Consulting Services.

6.1                                On the terms and conditions hereafter set forth, Company retains Employee as a Consultant and Employee (hereinafter “Consultant”) accepts such consulting arrangement:

6.2                                The term of this Consulting arrangement shall be for fifteen (15) months commencing on the Separation Date and ending on the Termination Date (“Term”).

6.3                               The general scope of Consultant’s obligations hereunder shall be to serve in a consultative/advisory capacity for Company upon its request and to perform such other duties in accordance therewith as mutually agreed upon and pursuant to a mutually agreed upon scope of work.

6.4                                During the Term, when requested by Company and as agreed to by the Consultant, the Consultant shall devote such time as necessary and use his best efforts to advance the business and welfare of Company, its subsidiaries and affiliates, and to discharge any other duties mutually agreed upon pursuant to the above-referenced scope of work. He shall perform faithfully and competently such duties as may be mutually agreed to him hereunder.

6.5                                During the Term, and in addition to the Severance Agreement, Consultant shall remain eligible to exercise any Company stock options issued pursuant to the respective fully executed Option Agreements attached hereto as Exhibit A in accordance with the terms and conditions herein, except that to the extent that any term and condition herein differs from the provisions of Exhibit A (e.g. the non-compete language), the terms and conditions herein shall supersede those in Exhibit A; however, under no circumstance shall Consultant be eligible to exercise any Company option beyond the respective Final Exercise Dates defined in the Option Agreement.

7.                                      Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurance by the Employee contained in Sections 3 or 4 hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Employee, and each and every person, firm or Company acting in concert or participation with his, from the continuation of such breach.

8.                                      Miscellaneous.

8.1                               Potential Unenforceability of Any Provision. The Employee acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Agreement. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Employee, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and became a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect with any unenforceable provision revised to the maximum extent permitted by law.

8.2                               Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms of covenants hereof may be waived, only by written instrument executed by the party against whom such modification or waiver is sought to be enforced. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant in this Agreement.

8.3                               Benefit and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall be personal to and not assignable by the Employee; provided, however, nothing herein shall preclude Severance and Acceleration Payment being made to Employee’s/Consultant’s written designee or spouse, as contemplated in Section 4.1 of the Employment Agreement due to Employee’s/Consultant’s death. The Company may assign its rights, together with its obligations, to any corporation which is a direct or indirect wholly-owned subsidiary of the Company; provided, however, that the Company shall not be released from its obligations hereunder without the prior written consent of the Employee, which consent shall not be unreasonably withheld.

8.4                               Governing Law; Venue. This Agreement shall be governed by the Laws of the State of Vermont regardless of the laws that might be applicable under principles of conflicts of law.

8.5                               Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.6                               Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.7                               Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. No subsequent modifications may be made to this Agreement except by signed writing of the parties.

9.                                      Consent to Jurisdiction and Court Trial.

Consent to Jurisdiction and Court Trial. Both the Company and the Employee: (i) irrevocably submit to the jurisdiction of the courts of Vermont for the purpose of any suit or other proceeding arising out of or based upon this Agreement or the subject matter hereof and agree that any such proceeding shall be brought or maintained only in such court; (ii) waive its or Employee’s right to a jury trial and agrees that any such suit or other proceeding arising out of or based upon the Agreement or the subject matter hereof shall be tried by the Court without a jury; and (iii) waive, to the extent not prohibited by applicable law, and agree not to assert in any such proceeding, any claim that it or he is not subject to the jurisdiction of the above-named courts, that Employee or it is immune from injunctive relief, that any such proceeding brought or maintained in a court provided for above may not be properly brought or maintained in such court, should be transferred to some other court or should be stayed or dismissed by reason of the pendency of some other proceeding in some other court, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Additionally, in any action, proceeding or lawsuit filed by or on behalf of Employee in breach of Paragraph 2.2, the General Release provision of this Agreement, Employee shall pay the Company for its reasonable attorneys’ fees and costs incurred in connection therewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CASELLA WASTE SYSTEMS, INC.:		EMPLOYEE:

By:	/s/ John W. Casella	/s/ Charles E. Leonard
Name: John W. Casella		Name: Charles E. Leonard
Title: Chairman & CEO		An Individual

Date:	January 23, 2008	Date:	January 23, 2008